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                                                                       Exhibit 5









                                  May 18, 2004

Meritage Corporation
8501 East Princess Drive
Suite 290
Scottsdale, Arizona 85255

Each of the subsidiaries of Meritage
    Corporation listed on Schedule I
    attached hereto

     c/o Meritage Corporation
     8501 East Princess Drive
     Suite 290
     Scottsdale, Arizona 85255

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-4, including amendments and exhibits thereto (the "Registration Statement"), for the proposed offer to exchange (the "Exchange Offer") by Meritage Corporation (the "Company") and each of the guarantor subsidiaries listed on Schedule I attached hereto (collectively, the "Guarantors"), of up to an aggregate of $130 million in principal amount of its 7% Senior Notes due 2014 (the "Exchange Notes") for an equal principal amount of its outstanding 7% Senior Notes due 2014 (the "Outstanding Notes") and the guarantees by the Guarantors of the Exchange Notes. The Outstanding Notes were issued, and the Exchanges Notes are issuable, pursuant to an Indenture, dated April 21, 2004, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

      Based on the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that:

      1. The Exchange Notes, when issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued in exchange for Outstanding Notes as contemplated in the Registration Statement, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.
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Meritage Corporation

May 18, 2004
Page 2

      2. The guarantees by the Guarantors to be endorsed on the Exchange Notes, when the Exchange Notes are issued, authenticated and delivered by the Company and the Trustee in accordance with the terms of the Indenture, and when issued as contemplated in the Registration Statement, will be legally binding and valid obligations of the Guarantors enforceable against each of them in accordance with their terms.

      In rendering this opinion, we have reviewed and relied upon the Indenture, the Outstanding Notes, the form of Exchange Notes and such documents, records, and other instruments of the Company and the Guarantors as we have deemed necessary.

      The opinions set forth above are subject to the following qualifications:

            (i) The opinions are subject to and may be limited by (a) applicable bankruptcy, insolvency, liquidation, fraudulent conveyance or transfer, moratorium, reorganization, or other similar laws affecting creditors' rights generally; (b) general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity), and the discretion of any court before which a proceeding may be brought; (c) duties and standards of good faith, reasonableness and fair dealing imposed on creditors and parties to contracts; and (d) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys' fees is reasonable.

            (ii) We have assumed: (a) the genuineness of the signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies;
(b) that such documents accurately describe the mutual understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties that would affect the documents relating to the transactions contemplated by such documents and agreements; (c) the due authorization, execution, and delivery of the documents discussed herein by all parties thereto except the Company and the Guarantors, that such documents will be valid and binding upon, and enforceable in accordance with their terms against, all parties thereto except the Company and the Guarantors, and that the execution, delivery, and performance of such documents by parties other than the Company and the Guarantors will not violate any provision of any charter document, law, rule, regulation, judgment, order, decree, agreement or other document binding upon or applicable to such other parties or their respective assets; (d) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials; and (e) the accuracy and completeness of records of the Company and the Guarantors.

            (iii) We express no opinion regarding compliance by the Company or any Guarantor with any financial covenants required to be maintained by them under any agreement
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Meritage Corporation

May 18, 2004
Page 3


or document, or as to the financial ability of the Company or any Guarantors to meet its obligations under the documents described herein.

            (iv) This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the foregoing, the opinions expressed in this letter are based upon the law and facts as we understand them in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

      We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                    Very truly yours,


                                    /s/ Snell & Wilmer L.L.P.
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                                   SCHEDULE I

                          LIST OF SUBSIDIARY GUARANTORS

Monterey Homes Arizona, Inc.
Meritage Paseo Crossing, LLC
Monterey Homes Construction, Inc.
Meritage Paseo Construction, LLC
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
Legacy/Monterey Homes L.P.
Meritage Homes of California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc
Legacy Operating Company, L.P.
MTH-Texas GP II, Inc.
MTH-Texas LP II, Inc.
MTH-Homes Nevada, Inc.
Meritage Holdings, LLC
Hulen Park Venture, L.L.C.
MTH Homes-Texas, L.P.
MTH-Cavalier, LLC
MTH Golf, LLC
Legacy-Hammonds Materials, L.P.
Meritage Homes of Colorado, Inc.